Exhibit 16.1

April 17, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Dear Sirs/Madams:

We have read 4.01 of Taitron Components Incorporated (the “Company”) Form 8-K to be filed on April 17, 2020 and are in agreement with the statements relating only to TAAD, LLP contained therein. We have no basis to agree or disagree with other matters of the Company reported therein.

Very truly yours,

/s/ TAAD LLP

Diamond Bar, CA

April 17, 2020